MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH LARGE CAP CORE FOCUS FUND

SERIES #5

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/12/01	Therasense, Inc.	$125,400	$114,000,000	US Bancorp Piper Jaffary
		$	$
		$	$